EXHIBIT 99.1

For Immediate Release	Contact: John Castle, CEO Southern Michigan Bank & Trust, 517-279-5500 or Kurt Miller, President & CEO FNB Financial, 269-279-3500

Southern Michigan Bank & Trust and FNB Financial
Obtain Approval to Unite Under One Charter, One Name

Coldwater and Three Rivers, Mich., April 17, 2009 - John Castle, Chairman and CEO of Southern Michigan Bancorp, Inc. (OTCBB: SOMC.OB), announced today that regulatory approval has been granted to unite Southern Michigan Bank & Trust and FNB Financial under a single charter and a single name: Southern Michigan Bank & Trust. The banks will begin the transition process to a single charter and name at the close of business on April 24, 2009.

"The new structure will allow us to increase operational efficiencies," said Castle, "In today's economic climate, it simply became too expensive to continue to operate both banks separately."

"Customers, shareholders and the community should see no difference - other than the new name. All of our branches will continue to operate at their current locations, offering great products and the excellent service for which we are currently known. We still intend to support the business and philanthropic projects we have always supported in the community," Castle stated.

Founded in 1864, FNB Financial has been part of the financial landscape in Southwest Michigan for 145 years. It has branches in Three Rivers, Constantine, Mendon, Centerville and Cassopolis. Southern Michigan Bank & Trust also has a long tenure in the region. Founded in 1872, it is headquartered in Coldwater and has branches in Coldwater, Athens, Battle Creek, Camden, Hillsdale, North Adams, Marshall, Tekonsha and Union City.

About Southern Michigan Bancorp
Southern Michigan Bancorp is a two-bank holding company. Its subsidiary banks are Southern Michigan Bank & Trust and FNB Financial. It operates 19 offices throughout Southern Michigan providing a broad range of consumer, business and wealth management services throughout the region. For more information, visit the SMB&T website, www.smb-t.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and Southern Michigan Bancorp, Inc. Forward-looking statements are identifiable by words or phrases such as that an event or trend "will" occur or that Southern Michigan Bancorp, Inc. or its management "intends" that a particular result or event will or "should" occur, or other words or phrases such as "still", and variations of such words and similar expressions. Southern's ability to reduce expenses, eliminate duplicate services, and improve operating efficiencies after completion of the charter consolidation is not assured. The future effect of changes in the financial and credit markets and the national and regional economy on the banking industry, generally, and Southern Michigan Bancorp, Inc., specifically, are also inherently uncertain. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Risk factors include, but are not limited to, the risk factors described in "Item 1A - Risk Factors" of Southern Michigan Bancorp, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2008.